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                                                     Exhibit 99.5

                THIRD AMENDMENT TO SECOND AMENDED
             AND RESTATED REVOLVING CREDIT AGREEMENT

     This THIRD AMENDMENT TO SECOND AMENDED AND RESTATED REVOLVING CREDIT FACILITY dated as of June 24, 1997 (the "Third Amendment") is by and between

     STANLEY FURNITURE COMPANY, INC., a Delaware corporation (the
"Borrower"); and

     NATIONAL BANK OF CANADA, a Canadian chartered bank (the
"Lender" or "NBC").


RECITALS

     A. National Canada Finance Corp., a Delaware corporation ("NCFC"), and the Lender made a certain credit facility available to the Borrower pursuant to the terms and conditions contained in that certain Second Amended and Restated Revolving Credit Agreement dated as of February 15, 1994 among the Borrower, NCFC and the Lender, as amended by a First Amendment to Second Amended and Restated Credit Agreement dated as of August 21, 1995 and a Second Amendment to Second Amended and Restated Credit Agreement dated as of October 14, 1996 (as amended, the "Loan Agreement").

     B. The Lender has been assigned the rights of NCFC under the Loan Agreement and the documents related thereto pursuant to the terms of an Agreement and Transfer Agreement.

     C. The Borrower has requested that the Lender make certain changes to the Loan Agreement.

     D.  The Lender has agreed to make these changes to the Loan
Agreement as set forth herein.

     NOW, THEREFORE, the Borrower and the Lender hereby agree as follows:

     A.  The Loan Agreement is amended as follows:

         1. Section 8.01(j) is deleted in its entirety and replaced with the following:

         "(j) Restricted Payments. Make any Restricted Payment; provided, however, Borrower may pay dividends or make payments to redeem, repurchase or otherwise acquire shares of its stock in an amount up to $25,000,000.00 plus (A) 50% of Borrower's net income during the period from January 1, 1997 through the end of the most recently completed fiscal quarter and (B) the total net cash proceeds received by the Borrower from the sale of its stock during such period less (C) the aggregate amount of cash dividends paid or cash payments made to redeem, repurchase or otherwise acquire shares of its stock during such period."

          2. The Lender acknowledges that Restricted Payments made in accordance with Section 8.01(j) will not violate Section
8.01(f).

     B. The Borrower represents and warrants that, as of the date hereof, it is not in default of the terms of the Loan Agreement, as amended hereby, or any of the other documents executed between the Borrower and the Lender in connection therewith.

     C. This Third Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original.

     D. This Third Amendment and the Loan Agreement, as amended hereby, shall be deemed to be contracts made under, and for all purposes shall be construed in accordance with the laws of the State of North Carolina.

     IN WITNESS WHEREOF, the parties hereto have executed or caused this instrument to be executed under seal as of the day and year first above written.

                            STANLEY FURNITURE COMPANY, INC.
ATTEST

By/s/R.Gary Armbrister      By/s/Douglas I. Payne

TitleAsst. Treas/Secretary  TitleSr.V.P.-Finance & Administration

     (CORPORATE SEAL)

                              NATIONAL BANK OF CANADA

                              By/s/CCollie

                              TitleVP & Mgr.

                              By/s/Alex M. Council,IV

                              TitleVice President